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                                                                    Exhibit 99.1


 GENITOPE CORPORATION FILES REGISTRATION STATEMENT FOR FOLLOW-ON PUBLIC OFFERING

REDWOOD CITY, CALIF. - May 5, 2004 -- Genitope Corporation (Nasdaq: GTOP) today announced that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed underwritten public offering of 4.5 million shares of its common stock. In addition, Genitope Corporation has granted to the underwriters of the public offering an option to purchase up to an additional 675,000 shares to cover over-allotments, if any.

WR Hambrecht + Co, Punk, Ziegel & Company, Brean Murray & Co., Inc. and Stanford Group Company are managers of the underwriting syndicate that is expected to offer the shares to the public.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus relating to the offering may be obtained by contacting:
WR Hambrecht + Co, LLC at P.O. Box 677, Berwyn, PA 19312-0677, or by telephone at 800-673-6476, or by faxing a request to 610-725-1167; or Punk, Ziegel & Company, L.P. at 520 Madison Avenue, 7th Floor, New York, NY 10022, or by telephone at 212-308-9494, or by faxing a request to 212-308-2203; Brean Murray & Co., Inc. at 570 Lexington Avenue, 11th Floor, New York, NY 10022, or by telephone at 212-702-6500, or by faxing a request to 212-702-6548, or Stanford Group Company at 201 South Biscayne Blvd., 12th Floor, Miami, FL 33131, or by telephone at 305-347-2400, or by faxing a request to 305-960-8535.

ABOUT GENITOPE

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation's lead product candidate, MyVax(R) Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient's tumor and is designed to activate the patient's immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal phase 3 trial using MyVax(R) Personalized Immunotherapy in previously untreated follicular non-Hodgkin's lymphoma patients. Genitope Corporation is based in Redwood City, California.


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Contact: John Vuko
Vice President and Chief Financial Officer of Genitope Corporation
Phone: 650-472-2113
Email: ir@genitope.com